Victory Energy Signs Letter of Intent
to Acquire Proved Producing Reserves

Successful Acquisition Increases Total PV-10 to over $10 Million

AUSTIN, TX--(November 11, 2015) -Victory Energy Corporation, (VYEY) ("Victory" or "the Company") a growth stage exploration and production company, today announced it has entered into a letter of intent to acquire 181 net barrels of oil equivalent per day (“BOEPD”). The company expects the acquisition to result in ~77.1% - 88.6% working interest in three producing wells and ~38.6% - 44.3% working interest in 1,370 net acres that are currently held by production. Upon closing, this acquisition is expected to increase total PV-10 proved producing reserves for Victory to more than $10 million.
Transaction Highlights include:

•	PV-10 increase of $8.6 million (based on Q3 2015 Macquarie Tristone Energy Lender Price Survey for WTI oil and Henry Hub gas; a supporting third party report has been initiated)

•	Production of 181 BOEPD from 3 existing wellbores

•	1,370 net acres currently held by production containing 4 additional proved undeveloped locations

•	Production from the Woodbine formation with future development opportunities in the Lower Eaglebine, Georgetown, Edwards and Glen Rose (Buda-Rose) formations.

•	Both vertical and horizontal drilling opportunities exist

•	Drilling and development of the first PUD locations are anticipated to begin late 2016

•	LOI includes an option for the company to acquire up to a 50% proportionally reduced working interest in acreage acquisitions within a defined AMI.

•	The company will maintain exclusivity with the seller through the term of the LOI
“With a successful completion of this transaction, Victory would grow daily consolidated production from 50 to ~230 BOEPD, a substantial growth which we feel comes at a very favorable value,” stated Kenny Hill, Victory’s CEO. “Additionally, we expect that our PV-10 reserves value would increase to over $10 million based upon today’s prices and provide a significant increase to cash flow, supporting our continued pursuit of accretive acquisitions made available by the current commodity price environment. This transaction marks the first of several opportunities that we expect to pursue in the coming year. We look forward to continuing to leverage this generational pricing opportunity into growth pull forward and increased scale.”
The purchase price for the acquired interest is expected to be ~$7.8 million, of which ~$6.9 million is to be paid in cash, subject to customary adjustments. The remaining ~$900,000 of the purchase price is to be paid in shares of Victory common stock. For additional details about this transaction please refer to Victory’s current report on a Form 8-K.
The consummation of the acquisition is subject to the completion of a due diligence review of the properties, including a review of record title, and the negotiation and entry into definitive acquisition agreements. The acquisition is additionally subject to approval from certain third parties, Navitus Energy Group, Victory’s other banking and financial relationships and approval and execution by Victory and the seller of definitive documentation.
About Victory Energy
Victory Energy Corporation (VYEY), is a public held, growth-oriented oil and gas exploration and production company based in Austin, Texas, with additional resources located in Midland, Texas. The company is focused on the acquisition and development of stacked multi-pay resource play opportunities in the Permian Basin and other strategically important areas that offer predictable outcomes and long-lived reserve characteristics. The company asset portfolio includes both vertical and horizontal wells in prominent formations such as the Eagle Ford, Austin Chalk, Woodbine, Spraberry, Wolfcamp, Wolfberry, Mississippian, Cline, Fusselman and Ellenberger formations. For additional information on the company, please visit www.vyey.com.
Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words "will," "potential," "believe," "estimated," "intend," "expect," "may," "should," "anticipate," "could," "plan," "project," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Among these forward-looking statements are statements regarding the expected timetable for completing the proposed acquisition, the benefits and synergies of the proposed acquisition, EURs, estimated BOE, estimated future gross undiscounted cash flow and estimated drilling and completion costs. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, the successful completion of our due diligence review, the ability of the parties to negotiate and enter into a definitive acquisition agreement and, if such an agreement is entered into, the satisfaction of the conditions contained in the definitive acquisition agreement, any delay or inability to obtain necessary approvals or consents from third parties, the ability of the Company to obtain financing for the proposed acquisition, our ability to successfully complete pending acquisitions, integrate them with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, changes to drilling plans and schedules by the operators of prospects, overruns in costs of operations, hazards, delays, and any other difficulties related to drilling for and producing oil or gas, the price of oil, NGLs, and gas, results of marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth, and other factors described in the Company's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in the Company's other filings with the Securities and Exchange Commission ("SEC") that are available on the SEC's website at www.sec.gov, and on the Company's website at www.vyey.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Investor Relations Contact
Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us